Exhibit 3.18

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

TRIQUINT CW, INC.

The undersigned certify that:

1. They are the President and Secretary, respectively, of TriQuint CW, Inc., a California corporation.

2. Article FIRST of the Articles of Incorporation of this corporation is amended to read as follows:

“FIRST: The name of the corporation is Qorvo California, Inc. (the “Corporation”).”

3. The foregoing amendment to the Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment to the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 1,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

5. This Certificate of Amendment shall be effective at 12:01 a.m., Eastern Time, on May 2, 2016.

[Signatures Follow on Next Page]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 30, 2016

By:	/s/ Steven J. Buhaly
Steven J. Buhaly, President

By:	/s/ Jeffrey C. Howland
Jeffrey C. Howland, Secretary

[Signature Page to TriQuint CW, Inc. Certificate of Amendment]